EXHIBIT 10.3

HENRY SCHEIN, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

This Plan was originally established, effective as of January 1, 1994, and was amended and restated effective as of February 9, 1998 and March 1, 2005, to provide deferred compensation to a select group of management and highly compensated employees of Henry Schein, Inc. and certain Associated Companies (as defined herein). This Plan was previously amended and restated effective as of January 1, 2008 is now being amended and restated for the second time effective as of January 1, 2008 as set forth herein.

1.	Definitions. For purposes of this Plan, the following definitions apply:

(a)       “Account” means the sum of the Participant’s Deferral Account and the Legacy Account.

(b)       “Associated Company” means such corporations and other entities presently or in the future existing, which are (a) members of the controlled group which includes the Company or are under common control with the Company, as such terms are defined in Section 414 of the Code, but only during such period as such corporations or entities are members of the controlled group which includes the Company or are under common control with the Company; and (b) any other entity required to be aggregated with the Company pursuant to Section 414(m) or (o) of the Code, but only during the period the entity is required to be so aggregated. Notwithstanding the foregoing, with respect to the Legacy Account (formerly known as the ESOP Supplemental Account), Associated Company means any entity described above and any corporation which is a member of the same controlled group of corporations with the Company, as defined in Section 409(l)(4) of the Code.

(c)       “Base Compensation” means the salary paid during a Plan Year (or, if shorter, that portion of this Plan Year during which an individual is a Participant) by an Employer to a Participant for services rendered, excluding commissions, bonuses, overtime, shift differential payments, unused sick/personal days or vacation days and gratuities; provided, however, that Base Compensation with respect to a Participant who is a “field sales representative” shall mean the Participant’s draw during a Plan Year (or, if shorter, that portion of this Plan Year during which an individual is a Participant) by an Employer to a Participant for services rendered. Base Compensation shall exclude the profit realized on the exercise of stock options or on the sale of stock acquired under stock options, gains from the exercise of stock appreciation rights, payments under a nonqualified deferred compensation plan, income imputed on below market loans, financial or tax planning, housing allowances, schooling allowances, income or excise tax equalization, and income from cashing out of stock options or stock appreciation rights, imputed income from the use of a company automobile, amounts received under an employee award program (without regard to whether or not an amount is paid in cash), moving expenses and relocation allowances. Base Compensation shall not include any amounts paid or accrued to a Participant as severance pay, or as a contribution to this Plan or any other profit-sharing plan, pension plan, welfare plan, group insurance plan, deferred compensation plan or any other employee benefit plan maintained by the Employer, except that Base Compensation shall include salary reduction contributions to a plan established by the Employer under Code Sections 401(k), 125 or 132.

(d)       “Beneficiary” means the person or persons (if any) specified by the Participant in a written election filed with the Committee to receive his or her Benefit under this Plan in the event of the Participant’s death. If no such designation is made under this Plan, “Beneficiary” means the person or persons designated by a Participant under the Qualified Plan.

(e)       “Benefit” means the benefit payable under this Plan, which shall be payable in a single lump sum cash payment.

(f)	“Board” means the Board of Directors of the Company.
(g)	“Change of Control” means a change of control as provided in Exhibit A hereto.
(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)        “Committee” means the committee, if any, appointed by the Board to administer this Plan on its behalf. If no committee is appointed, the Board shall be deemed to be the Committee.

(j)        “Company” means Henry Schein, Inc. and any successor by merger, consolidation, purchase or otherwise.

(k)       “Company Stock Fund” means a notional investment which is intended to provide substantially similar results to the earnings and losses that would be accrued by an investment in the common stock of the Company, $.01 par value, subject to adjustments in such common stock for changes in the Company’s capital structure as determined by the Committee in its sole discretion.

(l)        “Deferral Account” means the Participant’s bookkeeping account that is credited with contributions by the Employer pursuant to the terms hereof, and is adjusted for any Deferral Account Earnings thereon.

(m)      “Deferral Account Earnings” means, for any Plan Year, a book-entry amount to be credited as earnings or losses to a Participant’s Deferral Account equal to the earnings or losses that would accrue if:

(i)	forty percent (40%) of the Participant’s Deferral Account were invested in the Company Stock Fund; and
(ii)	sixty percent (60%) of the Participant’s Deferral Account were invested ratably in each of the Investment Funds.

(n)       “Disabled” means that a Participant is disabled within the meaning of Code Section 409A(a)(2)(C) and the guidance issued thereunder.

(o)       “Earnings” means, for any Plan Year, the sum of the book-entry amounts reflecting: (i) Deferral Account Earnings, and (ii) Legacy Account Earnings, provided that any Earnings credited prior to the Restatement Date shall be determined in accordance with the terms of this Plan then in effect.

(p)       “Eligible Employee” means a Top Hat Employee of an Employer whose Base Compensation exceeds Recognized Compensation.

(q)       “Employee” means any common law employee of an Employer. The term Employee excludes an agent and independent contractor.

(r)        “Employer” means the Company and any Associated Company which is approved as a participating employer hereunder by the Board.

(s)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)        “ESOP Supplemental Account” means the portion of the Participant’s account under this Plan prior to the Restatement Date with respect to contributions of Company common stock by the Employer that were specifically allocated to the ESOP Supplemental Account under this Plan as in effect prior to April 1, 1998, plus any earnings and losses on such contributions.

(u)       “Forfeiture” means in the event a Participant incurs a Termination of Employment, any portion of the Participant’s Account to which the Participant is not then vested pursuant to Sections 4(a) or (b) hereof shall be forfeited.

(v)       “Investment Funds” means each of the investment funds available for notional investments under this Plan other than the Company Stock Fund, as determined by the Committee in its sole discretion.

(w)      “Legacy Account” means, in the aggregate, each of the Participant’s accounts formerly known as the ESOP Supplemental Account, the Matching Contribution Supplemental Account and the Profit Sharing Supplemental Account that were credited with book-entry amounts reflecting contributions made to this Plan prior to the Restatement Date, as adjusted for any Legacy Account Earnings thereon.

(x)       “Legacy Account Earnings” means, for any Plan Year, a book-entry amount to be credited as earnings or losses to a Participant’s Legacy Account equal to the earnings and losses that would be accrued by the Participant’s Legacy Account if the Participant’s Legacy Account were invested as follows:

(i)	With respect to the ESOP Supplemental Account, the earnings and losses that would accrue if the Participant’s ESOP Supplemental Account were invested in the Company Stock Fund.
(ii)

With respect to the Matching Contribution Supplemental Account, the earnings or losses that would accrue if (A) forty percent (40%) of the Participant’s Matching Contribution Supplemental Account were invested in the Company Stock Fund; and (B) sixty percent (60%) of the Participant’s Matching Contribution Supplemental Account were invested ratably in each of the Investment Funds.

(iii)

With respect to the Profit Sharing Supplemental Account, the earnings or losses that would accrue if the Participant’s Profit Sharing Supplemental Account were invested ratably in each of the Investment Funds.

(y)       “Matching Contribution Supplemental Account” means the portion of the Participant’s account under this Plan prior to the Restatement Date with respect to matching contributions by the Employer, plus any earnings and losses on such contributions.

(z)       “Normal Retirement Date” means the day on which a Participant attains age sixty-five (65) while employed by the Employer.

(aa)     “Participant” means any Eligible Employee who shall have become a Participant in this Plan in accordance with the provisions of Section 2 hereof, and whose participation shall not have ceased or whose Account has not be distributed.

(bb)     “Plan” means the Henry Schein, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(cc)	“Plan Year” means the calendar year.

(dd)     “Profit Sharing Supplemental Account” means the portion of the Participant’s account under this Plan prior to the Restatement Date with respect to profit sharing contributions by the Employer, plus any earnings and losses on such contributions.

(ee)     “Qualified Plan” means the Henry Schein, Inc. 401(k) Savings Plan, as amended and restated effective as of January 1, 1997, as amended from time to time.

(ff)      “Recognized Compensation” means the dollar limitation pursuant to Section 402(g) of the Code for this Plan Year divided by seven percent (7%), or such other percentage determined by the Committee in its sole discretion.

(gg)	“Restatement Date” means January 1, 2008.

(hh)     “Specified Employee” means a Participant who is a “specified employee” within the meaning of such term under Section 409A of the Code (and the guidance issued thereunder) and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Section 409A of the Code.

(ii)       “Termination of Employment” means termination of employment as an Employee of the Company and all Associated Companies for any reason whatsoever, including, but not limited to, death, retirement, resignation or firing (with or without cause), provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code (and the guidance issued thereunder).

(jj)       “Top Hat Employee” means an Employee who is a member of a select group of management or highly compensated employees of the Employer who may participate in a plan within the meaning of Sections 201, 301(a)(3), and 401(a)(1) of ERISA.

(kk)     “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee completes at least one Hour of Service (as defined in the Qualified Plan) in each consecutive calendar month.

To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined term used in this Plan shall have the same meaning as in the Qualified Plan.

2.	Participation.

(a)       An Eligible Employee shall become a Participant in this Plan on the first day of the calendar quarter following the Participant’s completion of a Year of Service, provided that he or she is an Eligible Employee on such date.

(b)       An Employee shall cease to be an active Participant hereunder once he ceases to be an Eligible Employee. A Participant who ceases to be an Eligible Employee, but whose Account has not been distributed, shall be treated as a “frozen Participant” and shall not be eligible to receive further book-entry contributions to his or her Deferral Account. A “frozen Participant’s” Account shall continue to be adjusted for Earnings under Section 3 until such Account is distributed in accordance with Section 5.

(c)       A “frozen Participant” who is reemployed as an Eligible Employee and whose reparticipation is approved by the Committee shall become an active Participant as of the date of his or her reemployment.

3.	Contributions and Earnings.

(a)       The Employer shall make a book-entry contribution to the Deferral Account of each Participant, equal to (i) the amount by which the Participant’s Base Compensation exceeds Recognized Compensation multiplied by (ii) seven percent (7%), or such other percentage determined by the Committee in its sole discretion; provided that such other contribution percentage shall be established prior to the first day of the applicable Plan Year. A Participant’s Account shall be credited on September 30th immediately following the Plan Year with respect to which the contribution is earned (or at least annually as of any date determined by the Committee in its sole discretion). No contribution will be made for any Participant unless the Participant is employed by the Employer on the date such amount is to be credited. Notwithstanding the foregoing, a Participant’s Deferral Account shall be credited with a contribution with respect to the Plan Year of the Participant’s retirement at or after the Normal Retirement Date, death or Disability.

(b)       A Participant’s Account shall be adjusted for Earnings as of December 31 of each calendar year or at least annually as of any date determined by the Committee in its sole discretion; provided that if the Participant’s death, Termination of Employment or a Change in

Control has occurred in a calendar year, the adjustment for such calendar year will occur as of the date of death, Termination of Employment or Change in Control.

(c)       Notwithstanding anything herein to the contrary, the Employer shall account for the portion of a Participant’s Benefit that was earned and vested as of December 31, 2004 and Earnings thereon separately from the remaining portion of a Participant’s Benefit.

4.	Vesting and Forfeitures.

(a)       The portion of a Participant’s Account attributable to contributions made prior to January 1, 2005, with regard to a Participant who is credited with an Hour of Service (as defined in the Qualified Plan) prior to February 9, 1998, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Vesting Schedule

Completed Years of Service	Vested Percentage

Less than 1 year	0%
1 year but less than 2 years	10%
2 years but less than 3 years	20%
3 years but less than 4 years	30%
4 years but less than 5 years	40%
5 or more years	100%

The portion of a Participant’s Account attributable to contributions made prior to January 1, 2005, with regard to a Participant who is first credited with an Hour of Service (as defined in the Qualified Plan) on or after February 9, 1998, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Vesting Schedule

Completed Years of Service	Vested Percentage

Less than 4 years	0%
4 years	30%
5 years	100%

The portion of a Participant’s Account attributable to contributions made on or after January 1, 2005, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Completed Years of Service	Vested Percentage

Less than 1 year	0%
1 year but less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 or more years	100%

(b)       Notwithstanding the provisions of paragraph (a) to the contrary, a Participant’s Account shall become fully vested and non-forfeitable on the occurrence of any of the following: (i) the Participant’s Normal Retirement Date, (ii) the Participant’s death or Disability or (iii) a Change of Control.

(c)       A Participant shall forfeit his or her unvested interest in the Account upon a Termination of Employment.

(d)       If a Participant whose Account was forfeited in its entirety pursuant to subsection (c) above again becomes employed by the Company or an Associated Company, the amount of the Participant’s Forfeiture shall only be restored to his or her Account to the extent determined by the Committee, and any credit for Years of Service prior to such reemployment shall be fixed by the Committee and, if not so fixed, shall not be recognized.

5.	Payment of Benefit.

(a)       In the event of a Participant’s Termination of Employment, the Participant’s vested Benefit shall be paid in two installments as follows:

(i)

The first such installment shall be paid on the day immediately following the six-month anniversary of the date of Termination of Employment. The amount of the first installment shall be equal to the Participant’s vested Benefit as of his Termination of Employment.

(ii)

The second such installment shall be paid in the calendar year immediately following the date of Termination of Employment. The amount of the second installment shall be equal to any contributions and Earnings credited to the Participant’s Account after the date of Termination of Employment, including any Earnings with respect to a prior distribution.

(b)       Notwithstanding anything to the contrary, in the event of a Change of Control, each Participant’s then vested Benefit shall be paid to such Participant in a lump sum cash payment within thirty (30) days following the Change of Control.

6.	Claims Procedure.

(a)       Any claim by a Participant or former Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of this Plan shall be made in writing to the Committee for such purpose. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under this Plan, the Committee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended. The ninety (90) day period may be extended up to ninety (90) days (for a total of one hundred eighty (180) days).

If the initial ninety (90) day period is extended, the Committee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Committee’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the denial;
(ii)	Specific reference to pertinent Plan provisions upon which the denial is based;
(iii)	A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;
(iv)	Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and
(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b)       If the claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his duly authorized representative may:

(i)	Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and
(ii)

Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(c)       The decision of the Committee shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

If the initial sixty (60) day period is extended, the Committee shall, within sixty (60) days of receipt of the claim for review, notify the Claimant in writing. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim upon review. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to this Plan’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(d)       The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;
(ii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and
(iii)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e)       The Committee shall have the full power and authority to interpret, construe and administer this Plan in its sole discretion based on the provisions of this Plan and to decide any questions and settle all controversies that may arise in connection with this Plan. Both the Committee’s and the Board’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee and the Board, including any valuation of the Benefit, any determination under this Section 6, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

(f)        No officer, member or former member of the Committee shall be liable for any action or determination made with respect to this Plan or any benefit under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer, member or former member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel) or liability (including any sum paid in settlement of a claim), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud. Such indemnification shall be in addition to any rights of indemnification the officers, members or former members may have as directors under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any subsidiary of the Company.

(g)       The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1. The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(h)       A Claimant must fully exercise all appeal rights provided herein prior to commencing a civil action under Section 502(a) of ERISA.

7.	Construction of Plan.

(a)       Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Employer and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from any Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

(b)       Each Employer shall be liable for the obligations hereunder only with respect to its own employees, and not with respect to the employees of any other Employer. If a Participant works for more than one Employer in the same calendar year, then the contribution for the Participant hereunder for the calendar year shall be allocated pro-rata to each such Employer in proportion to the Participant’s Base Compensation payable by each Employer to the Participant for the calendar year.

(c)	All expenses incurred in administering this Plan shall be paid by the Employers.

8.         Minors and Incompetents. If the Committee shall find that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine it its sole discretion. Any such payment shall be a complete discharge of the liabilities of the Employer, the Committee and the Board under this Plan.

9.         Limitation of Rights. Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

10.       Payment Not Salary. Any Benefit accrued or payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

11.       Severability. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

12.       Withholding. Each Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

13.       Assignment. This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that any Employer sells all or substantially all of the assets of its business and the acquirer of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

14.       Non-Alienation of Benefits. The benefits accrued or payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15.       Governing Law. To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of New York.

16.       Amendment or Termination of Plan. The Board or an authorized committee under the Company’s Bylaws (including the Committee) may, in its sole and absolute discretion, amend this Plan from time to time in any respect, prospectively or retroactively, and may at any time terminate this Plan in its entirety. Each Employer may withdraw from this Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this Plan except that such Employer shall be deemed to be the Company for all purposes. Each Employer shall be liable for the vested obligations hereunder with respect to its employees. No amendment, termination or withdrawal shall reduce or terminate the then vested benefit (as determined pursuant to Section 4 of this Plan) of any Participant; provided that the Company may amend this Plan at any time to comply with applicable law, including Section 409A of the Code (to the extent permitted under Section 409A of the Code and the guidance issued thereunder).

17.       Section 409A of the Code. This Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. The Company does not guarantee, and nothing in this Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under this Plan, and the Company shall not be responsible for compliance with, or exemption from, Section 409A of the Code and the guidance issued thereunder.

18.       Non-Exclusivity. The adoption of this Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

19.       Gender and Number. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

20.       Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 12 day of December, 2009.

                                                        HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Name: Michael S. Ettinger
Title: Senior Vice President

EXHIBIT A

Change of Control

For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary thereof, any employee benefit plan sponsored or maintained by the Company, or any subsidiary thereof (including any trustee of any such plan acting in his or her capacity as trustee) and any person who (or group which includes a person who) is the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company (but less than 35%) becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least 35% of the total number of votes that may be cast for the election of directors of the Company; (ii) the merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions, provided that such transaction constitutes an acquisition of more than 50% of the total fair market value or total voting power of the stock of the Company, or, with respect to a sale of assets, results in the sale of 40% or more of the total gross fair market value of all of the assets of the Company (as determined in accordance with Section 409A of the Code) immediately prior to such acquisition (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any stockholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction if such stockholder is not the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company); or (iii) within any 12-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Plan if, for purposes of Section 409A of the Code, such event would not be considered to be a “change in control event” under Section 409A of the Code.